News Release

For Immediate Release:	For More Information,
December 21, 2012	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Announces Capital Raise

and Planned Asset Disposition

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has completed a $33.8 million private placement offering to select institutional investors.

The private placement of stock consisted of an issuance of 2,656,294 shares of common stock and 728,706 shares of preferred stock, each at the same price of $10.00 per share. The preferred stock is entitled to the same dividend rate as common stock and is convertible into common stock, in a like amount, upon the occurrence of certain transfers of the preferred stock. The per share price in the transaction is 81% of tangible book value per common share at September 30, 2012 and 94% of tangible book value per common share as of that same date after considering the impact of the planned asset dispositions discussed below. No shareholder vote is required in connection with this capital raise.

The Company will use the proceeds from the capital raise to strengthen and remove risk from its balance sheet in anticipation of a planned disposition of classified loans and write-down of certain real estate assets as discussed below.

The Company plans to sell approximately $68 million of classified loans in a transaction expected to occur in early 2013. Additionally, the Company plans to write down by approximately 20%-30% a portion of its portfolio of non-covered foreclosed real estate assets that currently totals approximately $38 million in an effort to allow for the disposal of such properties in an accelerated time frame. The Company plans to mark down these classified loans and real estate assets in the fourth quarter of 2012, with the loan sale expected to be completed in January 2013 and the disposition of the foreclosed real estate to take place over a longer period. The Company expects these actions to result in an after-tax charge in the range of $28-$32 million, which will be recorded in the fourth quarter of 2012.

CEO Richard Moore stated, “This capital raise and accelerated problem asset disposition are important steps forward for our company. We are now better positioned to grow and undertake new initiatives.”

The following table presents additional information related to the Company and this announcement.

Financial Information:
Capital raise transaction price	$10.00
Average closing price of First Bancorp common stock as of day prior to transaction:
30 day average	11.28
90 day average	10.84
Tangible book value per share – common – as of September 30, 2012	12.35
Pro forma tangible book value per share – common – as of September 30, 2012
after effect of asset disposition charge (mid-point of range)	10.59

Reconciliation of Stated Book Value to Pro Forma Tangible Book

Value – Common – After Giving Effect to Asset Disposition Charge

At September 30, 2012	Dollar Amount – In Thousands, except per share amounts
Total shareholders’ equity	$342,790
Less: Preferred stock	(63,500)
Less: Intangible assets	(69,170)
Tangible book value – common	$210,120

Tangible book value per share – common*	$12.35

Tangible book value – common	$210,120
Less: Estimated impact of asset disposition charge**	(30,000)
Pro forma tangible book value after impact of asset disposition charge	$180,120

Pro forma tangible book value per share – common*	$10.59

* Based on 17,013,008 shares outstanding at September 30, 2012
** Based on mid-point of range provided

ADDITIONAL INFORMATION

The private placement involves the sale of securities in private transactions that have not been registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that Act. First Bancorp has agreed to file a registration statement with the Securities and Exchange Commission to cover resales of the securities described above. The securities being sold in the private placement may not be offered or sold absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 98 branches, with 82 branches operating in North Carolina, 9 branches in South Carolina and 7 branches in Virginia, where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Greenville, North Carolina and Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Additional factors that may cause forward-looking statements to differ materially from actual results, include, without limitation, the following: (i) the Company may not successfully negotiate and enter into definitive with respect to, and close the, asset sales or accelerated foreclosed properties dispositions described herein; (ii) the asset sales or foreclosed properties dispositions may not occur within the Company’s currently expected ranges for price, timing or other terms, and the pre- or after-tax charges associated with such sales may exceed the pre- or after-tax charges the Company currently anticipates; and (iii) differences in the actual amount of asset disposition charges recognized by the Company could differ materially from the assumptions presented in the financial tables above and could materially change the calculation of the Company’s actual tangible book value from the pro forma calculations presented in the tables above . Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, Internet services or other media.